Exhibit 15.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-205944) of Baozun Inc. of our report dated June 1, 2016, relating to the consolidated financial statements of Automoney Inc. and its subsidiaries (which report expresses an unmodified opinion and includes an emphasis of matter paragraph regarding going concern), appearing in this Amendment No. 1 to Annual Report on Form 20-F of Baozun Inc. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

June 1, 2016